UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2009

PULTE HOMES, INC.

(Exact name of registrant as specified in its Charter)

Michigan	1-9804	38-2766606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (248) 647-2750

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)	On February 10, 2009, the Board of Directors of Pulte Homes, Inc. (the “Company”) appointed Michael J. Schweninger as Vice President and Controller, and the principal accounting officer, of the Company effective March 2, 2009. Mr. Schweninger, age 40, joined the Company in November 2005 as Director of Corporate Audit and most recently served as Director – Finance & Accounting Process Improvement. Prior to joining the Company, Mr. Schweninger served as Director of Audit and Special Projects for TriMas Corporation from January 2004 to November 2005, and as Director, Transaction Advisory Services Group, at PricewaterhouseCoopers LLP from May 2002 to January 2004.

Mr. Schweninger will receive an annual base salary of $250,000. He will also participate in the Annual Program (“AIP”) and the Long Term Program (“LTI”) under the Company’s 2008 Senior Management Incentive Plan. Under the AIP, Mr. Schweninger will have a 2009 target award of 60% of his base salary, the payout for which can be higher or lower depending on the Company’s performance in relation to performance goals set by the Compensation Committee of the Board of Directors. The AIP award is subject to pro-ration based on the portion of the 2009 annual incentive period actually worked. Under the LTI, Mr. Schweninger will have a target award for the 2009-2011 performance cycle of 60% of his base salary, the payout for which can be higher or lower depending on individual performance and the Company’s financial performance in relation to performance goals set by the Compensation Committee of the Board of Directors. Mr. Schweninger’s LTI Award is subject to pro-ration based on the portion of the LTI performance period actually worked. The payment of any award earned by a participant for the 2009 fiscal year under the LTI is conditioned upon the continued employment of the participant by the Company until December 31, 2011 (subject to earlier vesting in specific circumstances), at which time the award will vest and become payable. Mr. Schweninger may also receive equity grants from time to time at the discretion of the Compensation Committee and will participate in employee benefit plans generally available to all employees on the same terms as similarly-situated employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULTE HOMES, INC.

	By:	/s/ Steven M. Cook
Date: February 11, 2009	Name:	Steven M. Cook
	Title:	Senior Vice President,
General Counsel and Secretary